EXHIBIT 99.1
Triple Crown Media, Inc. Announces Appointment of
Nick Nicholson to the Board of Directors
LEXINGTON, KY, February 16, 2006 — Triple Crown Media, Inc. (Nasdaq: TCMI) today announced the appointment of George E. “Nick” Nicholson to the company’s board of directors. Mr. Nicholson is President and CEO of Keeneland Association, a thoroughbred race course and sales company located in Lexington, KY.
Prior to becoming Keeneland’s President in 2000, Mr. Nicholson was the executive vice president and executive director of The Jockey Club and helped form the National Thoroughbred Racing Association, serving as its first chief operating officer. For his many contributions to the industry, Nicholson received the Lifetime Service Award from the Thoroughbred Owners and Breeders Association, as well as The Jockey Club Gold Medal.
Triple Crown Media owns and operates five daily newspapers with total daily circulation of approximately 120,000 and Sunday circulation of approximately 160,000, and is a leading provider of primarily paging and other wireless services in non-major metropolitan areas in Alabama, Florida and Georgia, where it also operates 14 retail locations. Triple Crown Media, through its subsidiary, Host Communications, Inc., is engaged in the Collegiate Marketing and Production Services business and Association Management Services business. The Collegiate Management and Production Services business provides sports marketing and production services to a number of collegiate conferences and universities and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association. The Association Management Services business provides various associations with services such as member communication, recruitment and retention, conference planning, Internet web site management, marketing and administration.
For information contact:
Thomas J. Stultz, President and CEO, at (859) 226-4356, or
Frederick J. Erickson, Chief Financial Officer, at (859) 226-4376